Exhibit 4.6

Execution Version

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.,

as Issuer,

and

HELMERICH & PAYNE, INC.,

as Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 20, 2018

to

INDENTURE

Dated as of March 19, 2015, as previously amended and supplemented

4.65% SENIOR NOTES DUE 2025

This Second Supplemental Indenture, dated as of December 20, 2018 (this “Second Supplemental Indenture”), supplements and amends the Indenture, dated as of March 19, 2015 (as supplemented by the First Supplemental Indenture thereto, dated as of March 19, 2015, the “Indenture”), among Helmerich & Payne International Drilling Co., a Delaware corporation (the “Company”), Helmerich & Payne, Inc., a Delaware corporation and the parent entity of the Company (“Parent”), as a Guarantor, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

RECITATIONS OF THE COMPANY

WHEREAS, the Company has issued its 4.65% Senior Notes due 2025 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Company has solicited consents (the “Consent Solicitation”) to enter into this Second Supplemental Indenture upon the terms and subject to the conditions set forth in its Offering Memorandum and Consent Solicitation Statement, dated November 19, 2018, and the related Letter of Transmittal and Consent (such documents collectively, the “Consent Documents”);

WHEREAS, Section 8.02 of the Indenture provides that the Company, each Guarantor and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities of each series of Securities then outstanding affected by such supplemental indenture, voting separately as a class (including consents obtained in connection with a tender offer or a solicitation of consents), subject to certain exceptions;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Second Supplemental Indenture in accordance with the Indenture (including Section 8.02 thereof) and such consents have not been withdrawn;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 8.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01                                   Amendments.

(a)                                 Subject to Section 2.02 of this Second Supplemental Indenture and with respect to the Notes:

(i)                                   The following sections of the Indenture are hereby deleted in their entirety and each of the following is hereby replaced with the following text: “[Intentionally Omitted]”;

(1)                                 Section 3.05 (Corporate Existence);

(2)                                 Section 3.07 (Limitation on Liens);

(3)                                 Section 3.08 (Limitation on Sale and Lease-Back Transactions);

(4)                                 Section 4.01 (Limitations on Mergers and Consolidations); and

(5)                                 Section 4.03 (Offer to Repurchase Upon Change of Control).

(ii)                                Section 3.03 (SEC Reports; Financial Statements) of the Indenture is hereby deleted and replaced in its entirety by the following:

“SECTION 3.03.   Reports. The Company shall comply with the provisions of Section 314(a) of the TIA to the extent applicable.”

(iii)                             Section 9.01(b) of the Indenture is hereby modified by deleting the second and third sentences of such section.

(iv)                            The Indenture is hereby amended by deleting from the Indenture any definitions for defined terms that are used solely in sections deleted by this Second Supplemental Indenture.

(v)                               The Indenture is hereby amended by deleting from the Indenture any section references to sections deleted by this Second Supplemental Indenture.

(vi)                            All references in the Indenture to Section 3.03 and Section 9.01(b) shall mean references to such sections as amended by this Second Supplemental Indenture.

(vii)                         Any of the terms or provisions present in the Indenture, the Notes or the Guarantee that relate to any of the provisions of the Indenture amended by Section 1.01(a) of this Second Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Second Supplemental Indenture.

(b)                                 Subject to the effectiveness and operability of the aforementioned amendments in accordance with Section 2.02 of this Second Supplemental Indenture, any failure by the Company or Parent to comply with the terms of any of the sections of the Indenture deleted by this Second Supplemental Indenture (whether before or after the execution of this Second Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequences under the Indenture, in each case with respect to the Notes.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01                                   Trust Indenture Act Controls. Any reference to a requirement under the TIA shall apply to this Second Supplemental Indenture irrespective of whether or not this Second Supplemental Indenture is then qualified thereunder. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the TIA (or in any other indenture qualified thereunder), the provision required by the TIA shall control.

SECTION 2.02                                   Effectiveness. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the payment by the Company of the Exchange Consideration or the Total Exchange Consideration (each as defined in the Consent Documents), as applicable, to the consenting Holders in accordance with the terms of the Consent Documents, with the result that the amendments to the Indenture effected by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such payment shall not occur. The Company shall give prompt written notice to the Trustee of (a) whether payment of the Exchange Consideration or the Total Exchange Consideration, as applicable, has been made to the consenting Holders and (b)(i) whether such payment is with respect to at least a majority in principal amount of the outstanding Notes pursuant to the Consent Solicitation and the provisions of this Second Supplemental Indenture shall become operative with respect to the Notes or (ii) whether the provisions of this Second Supplemental Indenture shall not become operative and the amendments to the Indenture effected by this Second Supplemental Indenture shall be deemed revoked retroactively to the date hereof with respect to the Notes.

SECTION 2.03                                   Second Supplemental Indenture Incorporated into Indenture. The terms and conditions of this Second Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the Notes and the Guarantee. The Indenture is hereby incorporated by reference herein and, as further supplemented by this Second Supplemental Indenture, is in all respects adopted, ratified and confirmed. Parent hereby confirms that its Guarantee pursuant to the Indenture shall apply to the Notes and the Indenture, as amended by this Second Supplemental Indenture, in accordance with the terms of the Notes.

SECTION 2.04                                   Notes Deemed Conformed. As of the date hereof, the provisions of the Notes and the Guarantee of Parent pursuant to the Indenture shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Notes or any other action on the part of the Holders of the Notes, the Company, Parent or the Trustee, so as to reflect this Second Supplemental Indenture.

SECTION 2.05                                   Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture or the Indenture.

SECTION 2.06                                   Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 2.07                                   Trustee Disclaimer. The recitals herein contained are made by the Company and Parent, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

SECTION 2.08                                   Successors. All agreements of the Company and Parent in this Second Supplemental Indenture, the Indenture, the Notes and the Guarantee shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture, the Indenture, the Notes and the Guarantee shall bind its successor.

SECTION 2.09                                   Severability. In case any provision in this Second Supplemental Indenture, the Indenture, the Notes or the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.10                                   Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture by manual or facsimile signature. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.11                                   Definitions. Each capitalized term used but not defined in this Second Supplemental Indenture shall have the meaning assigned to such term in the Indenture.

SECTION 2.12                                   Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

Company:

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

By:	/s/ Mark W. Smith
	Name:	Mark W. Smith
	Title:	Vice President and Treasurer

Parent:

HELMERICH & PAYNE, INC.

By:	/s/ Mark W. Smith
	Name:	Mark W. Smith
	Title:	Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]